Exhibit No. 11


               FIRST CITIZENS FINANCIAL CORPORATION AND SUBSIDIARY
                   UNAUDITED COMPUTATION OF PRIMARY AND FULLY
                           DILUTED EARNINGS PER SHARE
                      (In thousands, except per share data)


                                                                                 Three Months Ended            Six Months Ended
                                                                                      June 30,                      June 30,
                                                                                --------------------           -----------------
                                                                                  1996        1995(a)          1996          1995(a)
                                                                                --------      -----            ----          ----

PRIMARY:
Net income..................................................................     $1,149     $  954             $2,227       $1,901
                                                                                 ======     ======             ======       ======

Shares:
Weighted average number of common shares outstanding........................      2,915      2,863              2,909        2,859
Dilutive effect of exercise of stock options................................        286        288                274          273
                                                                                 ------     ------             ------       ------
Weighted average number of common shares outstanding,
 as adjusted................................................................      3,201      3,151              3,183        3,132
                                                                                 ======     ======             ======       ======

Earnings per share..........................................................     $  .36     $  .30             $  .70       $  .61
                                                                                 ======     ======             =======      =======

ASSUMING FULL DILUTION:

Shares:
Weighted average number of common shares, as adjusted for
  primary computation.......................................................      3,201      3,151               3,183        3,132
Additional dilutive effect of exercise of stock options.....................        ---         15                   8           31
                                                                                 ------     ------              ------       ------
Weighted average number of common shares outstanding, as
  adjusted..................................................................      3,201      3,166               3,191        3,163
                                                                                 ======     ======              ======       ======

Earnings per share..........................................................     $  .36     $  .30              $  .70       $  .60
                                                                                 ======     ======              ======       ======
- ----------

(a) Restated for the effects of a 10% stock dividend declared on April 19, 1996, which was distributed on June 3, 1996 to stockholders of record as of May 3, 1996.


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